Exhibit 7
COINSURANCE AGREEMENT FOR
VARIABLE ANNUITY LIVING BENEFIT
RIDERS
Effective as of 12/31/2005
between
NATIONAL SECURITY LIFE AND ANNUITY COMPANY
of
Binghamton, NY,
referred to in this Agreement as the
“Ceding Company”,
and
THE OHIO NATIONAL LIFE INSURANCE COMPANY
of
Cincinnati, OH,
referred to in this Agreement as the
“Reinsurer”.

TABLE OF CONTENTS

1.	Reinsurance Coverage	3
2.	Replacements	3
3.	Terms of Reinsurance	3
4.	Payments by Ceding Company	4
5.	Payments by Reinsurer	5
6.	Reserves and Adjustments	5
7.	Settlement of Claims	5
8.	Increases and Decreases	7
9.	Non-Assignment of Rider Liabilities	7
10.	Material Changes	8
11.	Errors	8
12.	Audits of Records and Procedures	8
13.	Arbitration	9
14.	Insolvency of Ceding Company	9
15.	Parties and Offsets	10
16.	Commencement and Termination	10
17.	Entire Agreement	11
18.	Deferred Acquisition Cost Tax Election	11
19.	Definitions	12
20.	Governing Law	13

	Execution	13
	Rider Benefits Schedule	14
	Reinsurance Premium Schedule	15
	Administration Schedule	16
	Arbitration Schedule	17

1. Reinsurance Coverage	A.	Ceding Company agrees to cede, and Reinsurer agrees to accept, reinsurance of the Riders specified in the Annuity Benefits Schedule in accordance with the terms of this Agreement. (The term “Riders” and “Policies” and certain other terms used in this Agreement are defined in Section 19, “Definitions”.)

	B.	A Rider’s benefit, termination, mortality and investment risks are reinsured.

	C.	Ceding Company shall:
(1) retain its Retention on each Rider when the Rider is issued; and
(2) issue the Rider in accordance with its rules and practices previously disclosed to Reinsurer.

	D.	All of the Riders validly and legally issued by the Ceding Company shall be automatically reinsured hereunder, except that no Rider shall be reinsured under this Agreement if it is issued in an amount in excess of the Reinsurance Limits set forth in the Annuity Benefits Schedule, unless the Rider has been issued with the prior written consent of the Reinsurer.

2. Replacements	A.	Any annuity rider issued by the Ceding Company to replace a Rider reinsured under this Agreement will also be reinsured hereunder, except that the Reinsurer shall have the right, by notice to the Ceding Company, to reject any class or classes of replacement annuities for reinsurance hereunder.

	B.	Reinsurance premiums for the replacement rider shall be determined on the same basis as for the Rider replaced, and the Reinsurance Allowance Schedule applicable to the original Rider shall also apply to the replacement annuity rider unless a new Reinsurance Allowance Schedule has been added to this agreement applicable to the replacement annuity rider.

3. Terms of Reinsurance	A.	The plan of reinsurance shall be coinsurance of the Reinsurance Amount. Reinsurance shall follow the forms of the Riders.

	B.	Reinsurer’s liability shall apply to all of the Ceding Company’s risks under the Rider.

	C.	Reinsurance of a Rider shall commence on the Rider date.

	D.	Ceding Company shall not use Reinsurer’s name in connection with the sale of the Policies.

	E.	Ceding Company shall maintain reinsurance of each Rider in accordance with the terms of this Agreement for as long as the Rider remains in force. Ceding Company may not recapture risks reinsured hereunder except as the parties may mutually agree in writing by amendment to this Agreement.

	F.	The methods for placing reinsurance into effect and for notifying Reinsurer of any Rider reductions, replacements, increases in the Reinsurance Amount and of other changes affecting reinsurance are specified in the Administration Schedule.

	G.	Reinsurer shall assume all covered riders in force at the inception of this treaty at their then current values. This means that the values covered under this treaty at the inception of this treaty will be as if they had been covered from issue.

	H.	In exchange for assuming the current values of the covered riders in force at the inception of this treaty, the Reinsurer shall receive the full annual reinsurance premium, as specified in the Reinsurance Premium Schedule, for those policies upon their first anniversary covered under this treaty.

4. Payments by Ceding Company	A.	Ceding Company shall pay premiums to Reinsurer for reinsurance of a Rider equal to the Proportionate Share times the Rider charges specified in the Reinsurance schedule.

	B.	Reinsurance premiums shall be due and payable as specified in the Administration Schedule.

	C.	Ceding Company shall pay Reinsurer other amounts if and as specified in the Administration Schedule or in the Reinsurance Allowance Schedule.

	D.	The payment of reinsurance premiums or other amounts due Reinsurer under this Agreement is a condition precedent to the liability of Reinsurer hereunder. If reinsurance premiums or other amounts due Reinsurer hereunder are not paid when due, Reinsurer shall have the right, at its option, to give Ceding Company thirty (30) days’ written notice of its intent to terminate this Agreement due to Ceding Company’s failure to pay reinsurance premiums or other amounts due Reinsurer hereunder, whereupon reinsurance of all Policies having reinsurance premiums or other amounts in arrears shall terminate as of the date to which reinsurance premiums or other amounts have been paid, unless all premiums and other amounts in arrears are paid before the end of the thirty (30) day notice period.

5. Payments by Reinsurer	A.	Reinsurer shall pay Ceding Company its share of the full gross amount (i.e. without deduction for reserves) of all claims paid by Ceding Company pursuant to the Riders in accordance with Section 7, “Settlement of Claims”.

	B.	Reinsurer shall pay the Proportionate Share of any expenses incurred in connection with Rider claims, except as set forth in Section 7, “Settlement of Claims”.

	C.	The Reinsurance Allowance Schedule specifies other amounts that Reinsurer shall pay Ceding Company pursuant to this Agreement.

6. Reserves and Adjustments	A.	Reinsuer will establish and maintain statutory reserves on its assumed portion of the Riders.

7. Settlement of Claims	A.	Ceding Company agrees to give Reinsurer prompt written notice of its receipt of any claim on a Rider and to keep Reinsurer informed of any legal proceedings or settlement negotiations in connection with a claim. Copies of written materials relating to any claim, legal proceedings or negotiations shall be furnished to Reinsurer upon request.

	B.	Ceding Company’s obligation to provide prompt written notice to Reinsurer of a claim on a Rider shall not be construed as a condition precedent to Reinsurer’s obligation to pay any amount due from Reinsurer to the Ceding Company under this Agreement, except to the extent that Reinsurer can clearly demonstrate that Reinsurer was prejudiced by lack of earlier notice and incurred a loss it would not have otherwise incurred.

C.	Ceding Company agrees to act in accord with its standard practices applicable to all claims in enforcing the terms and conditions of the Riders and with respect to the administration, negotiation, payment, denial or settlement of any claim or legal proceeding.

D.	Reinsurer agrees to accept the good faith decision of Ceding Company in payment or settlement of any claim for which Reinsurer has received the required notice. Reinsurer agrees to pay Ceding Company the Reinsurance Amount on which reinsurance premiums have been computed upon receiving proper evidence that Ceding Company has paid a Rider claim.

E.	Reinsurer shall pay Ceding Company the Proportionate Share of any expenses incurred by Ceding Company in defending or investigating a Rider claim except for:

(1) salaries of employees or other internal expenses of Ceding Company;

(2) routine investigative or administrative expenses;

(3) expenses incurred in connection with a dispute arising out of conflicting claims of entitlement to proceeds of a Rider that Ceding Company admits are payable;

(4) any gratuitous payments made by Ceding Company; and

(5)   any extra-contractual damages awarded against Ceding Company, and any expenses incurred in connection with such damages, that are based on the acts or omissions of Ceding Company or its agents; provided, however, that Reinsurer shall indemnify Ceding Company for Reinsurer’s equitable share of extra-contractual damages, including punitive or exemplary damages, awarded against Ceding Company, and any expenses incurred in connection with a claim for such damages, if Reinsurer actively participated in the acts or omissions, including the decision to deny a claim for Rider benefits, that served as a material basis for the extra-contractual damages. Reinsurer’s equitable share shall be determined by an assessment of Reinsurer’s participation in the particular case.

F.	If Ceding Company contests or compromises any claim, and if the amount of Ceding Company’s liability is thereby reduced, Reinsurer’s liability shall be reduced by the Proportionate Share of the reduction in Ceding Company’s liability.

	G.	If Ceding Company should recover monies from any third party in connection with or arising out of any Rider, Ceding Company agrees to pay Reinsurer the Proportionate Share of the recovery.

	H.	If Ceding Company pays interest on a claim, Reinsurer agrees to pay interest on the Reinsurance Amount computed at the same rate and for the same period as that paid by Ceding Company, but in no event later than the date the claim is finally adjudicated by Ceding Company.

	I.	If Ceding Company is required to pay penalties and interest imposed automatically by statute, Reinsurer shall indemnify Ceding Company for the Proportionate Share of such penalties and interest.

8. Increases and Decreases	A.	This Agreement shall not apply to Rider values or benefits attributable to any purchase payment made by or on behalf of the owner of the Rider in excess of the purchase payment limits allowed by the Rider, unless the Reinsurer consents in writing to the excess purchase payment or payments.

9. Non-Assignment of Rider Liabilities	A.	Ceding Company may not sell or transfer its Rider liabilities, whether by assumption reinsurance or otherwise, without the prior written consent of Reinsurer, except as provided in paragraph B below. Reinsurer may withhold its consent to any such sale or transfer that would have a material adverse economic impact on Reinsurer.

	B.	If Reinsurer does not consent to the Ceding Company’s transfer of its Rider liabilities, no such sale or transfer shall take place unless Ceding Company pays Reinsurer a termination charge acceptable to Reinsurer, whereupon this Agreement shall be terminated with respect to all Riders so sold or transferred by Ceding Company.

10. Material Changes	A.	Ceding Company agrees to notify Reinsurer in writing of any anticipated Material Change (i) in any of the terms or conditions of the Riders (ii) in Ceding Company’s rules and practices applicable to issuance of the Riders, or (iii) in Ceding Company’s claims practices and procedures.

	B.	In the event of a Material Change as described in paragraph A above, Reinsurer may, at its option:
(1) continue to reinsure the Riders under current terms;
(2) reinsure the Riders but only under modified terms to which Ceding Company has agreed in writing that reflect the Material Change; or
(3) consider future Riders as issued in a Rider form that is not reinsured under this Agreement.

11. Errors	A.	Any Error by either Ceding Company or Reinsurer in the administration of reinsurance under this Agreement shall be corrected by restoring either or both Ceding Company and Reinsurer to the positions they would have occupied had no Error occurred. Any monetary adjustments made between Ceding Company and Reinsurer to correct an Error shall be without interest.

	B.	When a party claims that an Error should be corrected pursuant to paragraph A above, that party shall investigate whether other instances of the Error have also occurred and shall report its findings to the other party.

12. Audits of Records and Procedures	A.	Reinsurer or Ceding Company may audit, at any reasonable time and at its own expense, all records and procedures of the other relating to reinsurance under this Agreement. The party being audited agrees to cooperate in the audit, including providing any information requested by the other in advance of the audit.

	B.	Upon request, Ceding Company agrees to furnish Reinsurer with copies of any information in Ceding Company’s files pertaining to a Rider.

13. Arbitration	A.	If Ceding Company and Reinsurer cannot mutually resolve a dispute that arises out of or relates to this Agreement, the dispute shall be decided through arbitration as specified in the Arbitration Schedule. The arbitrators shall base their decision on the terms and conditions of this Agreement, taking into account, as necessary, the prevailing customs and practices of the insurance and reinsurance industry. There shall be no appeal from their decision, except that either party may petition a court having jurisdiction over the parties and the subject matter to reduce the arbitrators decision to judgment.

	B.	The parties intend this article to be enforceable in accordance with the Federal Arbitration Act (9 U.S.C. §§1 et seq.), including any amendments thereto that are subsequently adopted. In the event either party refuses to submit to arbitration as required by paragraph A above, the other party may request a United States Federal District Court to compel arbitration in accordance with the Federal Arbitration Act. Both parties consent to the jurisdiction of the court to enforce this article and to confirm and enforce the performance of any award of the arbitrators.

	C.	Any insurance company that, in addition to the Reinsurer, reinsures a Rider shall be given notice of, and shall have the right to participate in, any arbitration under this Agreement as its interests may appear and shall be added as a party to the arbitration at its request.

14. Insolvency of Ceding Company	A.	In the event of the insolvency of Ceding Company and the appointment of a conservator, liquidator or statutory successor of Ceding Company, reinsurance shall be payable to the Ceding Company, its conservator, liquidator or statutory successor in accordance with the terms of this Agreement on the basis of the liability of the Ceding Company under the contracts reinsured without diminution because of the insolvency of Ceding Company or because the conservator, liquidator or statutory successor has failed to pay all or a portion of any claim.

	B.	The conservator, liquidator or other statutory successor of Ceding Company shall give Reinsurer written notice of the pendency of a claim on a Rider within a reasonable time after the claim is filed in the insolvency proceeding. During the pendency of any claim, Reinsurer shall have the right, at its own expense, to investigate the claim and to interpose in the proceeding where the claim is to be adjudicated, in the name of Ceding Company (its conservator, liquidator or statutory successor), any defense or defenses that Reinsurer may deem available to Ceding Company or its conservator, liquidator or statutory successor.

	C.	A percentage (calculated as 100% minus the Proportionate Share of the claim) of the expense thus incurred by Reinsurer shall be charged, subject to court approval, against Ceding Company as part of the expense of the insolvency proceedings.

15. Parties and Offsets	A.	This is an Agreement for indemnity reinsurance solely between Ceding Company and Reinsurer. The acceptance of reinsurance under this Agreement shall not create any right or legal relation whatsoever between Reinsurer and an insured, policyholder, beneficiary or any other party to or under any Rider.

	B.	Any debts or credits, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, in favor of or against either Ceding Company or Reinsurer with respect to this Agreement shall be offset and only the balance allowed or paid. If either Ceding Company or Reinsurer is then under formal insolvency proceedings, the right of offset shall be subject to the laws of the state exercising primary jurisdiction over such proceedings.

16. Commencement and Termination	A.	This Agreement shall be effective as of the date set forth on the cover page.

	B.	Either Ceding Company or Reinsurer may terminate this Agreement for new reinsurance by giving ninety (90) days’ advance written notice to the other party. In such case, Ceding Company agrees to continue to cede, and Reinsurer agrees to continue to accept, reinsurance in accordance with this Agreement of Policies issued prior to the expiration of the ninety (90) day notice period. All reinsurance that has been placed in effect prior to such date shall remain in effect in accordance with the terms of this Agreement until the earlier of (1) the termination or expiration of the Rider or (2) the termination of this Agreement by Reinsurer in accordance with paragraph D of Section 4, “Payments by Ceding Company”, if Ceding Company fails to pay reinsurance premiums when due.

17. Entire Agreement	A.	This Agreement represents the entire agreement between Ceding Company and Reinsurer and supercedes any prior oral or written agreements between the parties regarding its subject matter.

	B.	No modification of this Agreement shall be effective unless set forth in a written amendment executed by both parties.

	C.	A waiver of a right created by this Agreement shall constitute a waiver only with respect to the particular circumstance for which it is given and not a waiver in any future circumstance.

18. Deferred Acquisition Cost Tax Election	A.	Reinsurer and Ceding Company each acknowledge that it is subject to taxation under Subchapter “L” of the Internal Revenue Code of 1986 (the “Code”).

	B.	With respect to this Agreement, each of Reinsurer and Ceding Company, pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 1992, shall:

(1) attach a schedule to its federal income tax return that identifies this Agreement for which the joint election under the Regulation has been made;

(2)   if it has a net positive consideration, as defined in the Regulation promulgated under Code Section 848, for this Agreement for the taxable year, capitalize specified Policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1); and

(3) exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency.

This Section 848 election shall be effective for the calendar year in which this Agreement takes effect and for all subsequent years that this Agreement remains in effect.

19. Definitions	A.	Effective Date — the date specified on the cover page on which this Agreement becomes binding on Ceding Company and Reinsurer.

B.	Error — any isolated deviation from the terms of this Agreement resulting from the act or omission of an employee of either Ceding Company or Reinsurer whose principal function relates to the administration of reinsurance, whether such deviation results from inadvertence or a mistake in judgment. “Error” shall not include any negligent or deliberate deviation from the terms of this Agreement.

C.	Material Change — a change that a prudent insurance or reinsurance executive would consider as likely to impact upon a party’s financial experience under this Agreement.

D.	Rider — an optional annuity rider contract issued by Ceding Company on any of the Rider forms specified in the Annuity Benefits Schedule.

E.	Policy — an individual annuity contract issued by Ceding Company on any of the Policy forms specified in the Annuity Benefits Schedule. A “Policy” shall also include any attached riders and endorsements specified in the Annuity Benefits Schedule or in any Addendum to this Agreement and any replacement annuity reinsured hereunder.

E.	Proportionate Share — Reinsurer’s share of any liability or benefit equal to the percentage of Rider liabilities ceded to Reinsurer as specified in the Annuity Benefits Schedule.

F.	Reinsurance Amount — amount payable under the terms of the Rider times the percentage ceded to Reinsurer as specified in the Annuity Benefits Schedule.

G.	Retention — the amount specified in the Rider Benefits Schedule that is held by Ceding Company.

20. Governing Law	This Agreement is entered into pursuant to and shall be governed by, interpreted under, and the rights of the parties determined in accordance with, the internal laws of the State of New York applicable to contracts made and to be performed in that state without regard to principles of conflict of laws.

Execution	Ceding Company and Reinsurer, by their respective officers, have executed this Agreement in duplicate on the dates shown below. As of the Effective Date, this Agreement consists of:
• this Coinsurance Agreement;
• an Annuity Benefits Schedule;
• Reinsurance Premium Schedule;
• an Administration Schedule;
• an Arbitration Schedule.

NATIONAL SECURITY LIFE AND ANNUITY COMPANY
Signed at Binghamton, New York
By:	/s/ David Birchenbough
Title: President
Date: May 16, 2006

THE OHIO NATIONAL LIFE INSURANCE COMPANY
Signed at Cincinnati, Ohio
By:	/s/ Ronald J. Dolan
Title: EVP & CFO
Date: 5-17-06

AMENDMENT NO. 1
to the
COINSURANCE AGREEMENT FOR VARIABLE ANNUITY LIVING BENEFIT
RIDERS
Between
NATIONAL SECURITY LIFE AND ANNUITY COMPANY
(“CEDING COMPANY”)
and
THE OHIO NATIONAL LIFE INSURANCE COMPANY
(“REINSURER”)
     Effective July 1, 2007, this Amendment is hereby attached to and becomes a part of the above-described Reinsurance Agreement. It is mutually agreed that the Agreement will be amended to extend the date for new cessions, add a new covered policy form, and add new riders. To effect these changes, the following provisions of this agreement are hereby amended:
•	The EXECUTION provision is hereby replaced by the attached EXECUTION provision.

•	A new Schedule, REINSURANCE SINGLE PREMIUM PAYMENT, to be added before the ANNUITY BENEFITS SCHEDULE, is hereby attached.

•	The ANNUITY BENEFITS SCHEDULE is hereby replaced by the attached ANNUITY BENEFITS SCHEDULE.

•	The REINSURANCE PREMIUM SCHEDULE is hereby replaced by the attached REINSURANCE PREMIUM SCHEDULE.

IN WITNESS WHEREOF, the Ceding Company and the Reinsurer have caused their names to be subscribed and duly attached hereunder by the respective Authorized Officers.
NATIONAL SECURITY LIFE
AND ANNUITY COMPANY

By:
Title:
Date:
THE OHIO NATIONAL LIFE
INSURANCE COMPANY

By:
Title:
Date:

Execution	Ceding Company and Reinsurer, by their respective officers, have executed this Agreement in duplicate on the dates shown below. As of the Effective Date, this Agreement consists of:

• this Coinsurance Agreement;

• a Reinsurance Single Premium Payment Schedule;

• an Annuity Benefits Schedule;

• Reinsurance Premium Schedule;

• an Administration Schedule;

• an Arbitration Schedule.
Coinsurance Agreement Amendment